Exhibit 5.1

June 25, 2021

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, OH 44115

Re:	Registration Statement on Form S-3 filed by Athersys, Inc.

Ladies and Gentlemen:

We are acting as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 40,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued from time to time pursuant to that certain Common Stock Purchase Agreement, dated June 24, 2021 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Purchase Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Purchase Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Athersys, Inc.

June 25, 2021

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, filed by the Company to effect the registration of the Shares under the Act, and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day